Exhibit 99.1

China Integrated Energy Reports Fourth Quarter and Full Year 2010 Financial Results

-- Q4 2010 Sales Increase 26.6% to $118.0 million, Net Income Increases 28.0% to $15.3 million with EPS of $0.39
-- FY 2010 Sales of $438.7 million, up 51.5% from 2009, Net Income up 42.1% to $53.8 million with EPS of $1.28
-- Cash flow from operations up over 1,234% to $58.2 million YOY
-- Management to Host Earnings Conference Call on March 10, 2011 at 10:00am ET

XI'AN, China, March 10, 2011 -- China Integrated Energy, Inc. (Nasdaq:CBEH), a leading non-state-owned integrated energy company in the People's Republic of China, today reported financial results for the fourth quarter and year ended December 31, 2010 and provided revenue guidance for 2011.

SUMMARY FINANCIALS
Fourth Quarter 2010 Results
	Q4 2010	Q4 2009	CHANGE
Sales	$118.0 million	$93.3 million	+26.6%
Gross Profit	$18.3 million	$13.5 million	+36.3%
Net Income	$15.3 million	$12.0 million	+28.0%
EPS (Fully Diluted)	$0.39	$0.30	+ 30.0%

Full Year 2010 Results
	FY 2010	FY 2009	CHANGE
Sales	$438.7 million	$289.6 million	+51.5%
Gross Profit	$63.2 million	$41.5 million	+52.4%
Net Income	$53.8 million	$37.9 million	+42.1%
EPS (Fully Diluted)	$1.28	$1.04	+23.1%

Fourth Quarter of 2010 Financial Results

Sales - Fourth quarter 2010 sales were $118.0 million, an increase of 26.6% from $93.3 million in the fourth quarter of 2009. The increase was due to strong growth in biodiesel sales as newly acquired  capacity was brought online, in addition to strong retail gas sales, which were driven by new locations supported by growth at existing locations. China Integrated Energy, Inc. reports revenue under three business segments - Wholesale Distribution of Finished Oil and Heavy Oil Products, Production and Sale of Biodiesel, and Operation of Retail Gas Stations:

Fourth Quarter 2010 Revenue Breakdown

	Q4 2010	Q4 2009	CHANGE
Wholesale Distribution of Finished Oil and Heavy Oil Products % of Sales	$68.6 million 58.1%	$66.1 million 70.8%	+3.8%
Production and Sale of Biodiesel % of Sales	$21.2 million 18.0%	$15.7 million 16.8%	+35.7%
Operation of Retail Gas Stations % of Sales	$28.2 million 23.9%	$11.5 million 12.4%	+144.6%
Total Sales	$118.0 million	$ 93.3 million	+26.6%

"Our fourth quarter results demonstrate our ability to continue executing on our growth plans by increasing biodiesel production to drive incremental, high margin revenues," stated Mr. Gao Xincheng, Chief Executive Officer of China Integrated Energy, Inc. "Sales growth was driven during the quarter by a combination of increased sales volume and higher average selling prices. Biodiesel sales increased 35.7% for the fourth quarter of 2010, compared to the fourth quarter of 2009, while retail gas station sales increased 144.6% due to 3 newly acquired or leased gas stations in 2010, strong consumer demand across 13 stations, as well as higher fuel prices at the pump."

Gross Profit and Gross Margin - Gross profit was approximately $18.3 million for the fourth quarter of 2010, an increase of $4.9 million, or 36.3%, as compared to the same period of 2009, and represented gross margins of approximately 15.5% and 14.4% in the respective periods. During the fourth quarter of 2010, gross margins for the wholesale distribution of finished and heavy oil products increased approximately 0.4% to 11.0%, benefiting from an increase in sales of heavy oil products which have higher margins. Gross margins for biodiesel were 30.9% and 31.2% in the fourth quarter of 2010 and 2009, respectively. Retail gas stations generated gross profit margin of 14.9% in the three months ended December 31, 2010 compared to 13.5% for the comparable period of 2009, as the company started to benefit from favorable retail pricing increases in the fourth quarter of 2010.

Operating Expenses - Selling, general and administrative expenses for the fourth quarter of 2010 were approximately $3.1 million compared to $1.7 million for the same period in 2009, an increase of 82.4%, as a result of higher professional fees related to an increase in year-end audit fees as a result of the appointment of  a new auditor, ongoing Sarbanes Oxley compliance implementation and employee compensation expenses related to the employee stock option incentive plan.

Net Income – For the quarter ended December 31, 2010, net income was $15.3 million as compared to $12.0 million in the same period of 2009, an increase of $3.3 million, or 28.0%. Diluted earnings per share grew to $0.39 from $0.30 in the fourth quarter of 2009.

Full Year 2010 Financial Results

Sales - Sales for the full year of 2010 were $438.7 million, a 51.5% increase from the $289.6 million reported in the same period in 2009. Balanced growth across all revenue segments drove the increase. The company continued to expand into new sales channels and territories, with its oil products being sold in 16 provinces and municipalities as of December 31, 2010, including but not limited to Shaanxi Province, Henan Province, Shandong Province, Sichuan Province, Beijing and Shanghai.  The company has also increased penetration in its existing sales territories, with the number of customers in its wholesale distribution segment growing to over 1,200 in 2010.

Full Year 2010 Revenue Breakdown

	FY 2010	FY 2009	CHANGE
Wholesale Distribution of Finished Oil and Heavy Oil Products % of Sales	$273.1 million 62.2%	$195.9 million 67.6%	+39.4%
Production and Sale of Biodiesel % of Sales	$74.9 million 17.1%	$55.8 million 19.3%	+34.3%
Operation of Retail Gas Stations % of Sales	$90.7 million 20.7%	$37.9 million 13.1%	+139.2%
Total Sales	$438.7 million	$289.6 million	+51.5%

Gross Profit and Gross Margin - Gross profit was $63.2 million for the year ended December 31, 2010, an increase of $21.7 million compared to approximately $41.5 million for the same period in 2009, representing gross margins of approximately 14.4% and 14.3%, respectively.  For the year ended December 31, 2010, the gross profit margin for biodiesel oil was 30.5%, up from 28.4% in the same period of 2009, due to favorable pricing adjustments by the NDRC reflecting rising global oil prices and economics of scale through enhanced biodiesel production. The gross profit margin for wholesale distribution of finished oil and heavy oil products and retail gas stations was approximately 10.4% and 10.5%, respectively, for 2010 and 2009, respectively. Gross margin for retail gas stations was 13.1% and 13.5%, respectively, for each year, with the 40 basis point decrease being attributed to the sales promotion in the first quarter of 2010 for the newly acquired or leased gas stations.

Operating Expenses - Selling, general and administrative expenses for the full year ended December 31, 2010 were $8.9 million compared to $3.9 million for the same period in 2009, an increase of $5.0 million or 124.8%, due to $4.3 million in non-cash stock-based compensation charges, increases in labor costs to support growth, and the expansion of distribution channels and territories.  Total operating expenses as a percentage of sales was 2.0% and 1.4% for the year ended December 31, 2010 and 2009, respectively.

Net Income –Net income for full year 2010 was $53.8 million compared to $37.9 million in the same period in 2009, an increase of $15.9 million or 42.1%. Diluted earnings per share for the full year of 2010 were $1.28 compared to $1.04 in the same period of 2009.

Liquidity and Capital Resources

Cash and cash equivalents were $90.3 million as of December 31, 2010 compared to $62.4 million as of December 31, 2009. Working capital was $137.0 million at December 31, 2010 compared to $121.1 million at December 31, 2009, an increase of 13.0%.  The current ratio was 5.6 to 1 at December 31, 2010.  Net cash from operations was $58.2 million in the full year of 2010, compared to $4.4 million for 2009. The $53.8 million net cash flow increase during 2010 was primarily attributable to the increase in profitability and prudent management of the balance sheet.

Corporate Income Tax

China Integrated Energy, located in Xi'an City, Shaanxi Province, is exempt from the corporate income tax through the end of calendar year 2011. However, our newly acquired Chongqing Tianrun biodiesel plant, located in Chongqing City, is subject to a 25% corporate income tax rate.

Financial Outlook for 2011

Based on the strong results recorded for the full year of 2010, management expects to report sales of $588.1 million and net income of $72.2 million for the year ended December 31, 2011.

Business Outlook for 2011

China Integrated Energy, Inc.'s management plans to focus on growing each of its three businesses; biodiesel production, wholesale distribution, and retail gas stations with a focused expansion on biodiesel production. On the wholesale distribution and retail side, the company benefits from its strategic location, well-established supplier relationships as well as an extensive distribution network that has valuable railway access to reach remote parts of China that other distribution companies cannot currently reach. China Integrated Energy is the only non-state-owned integrated biodiesel producer with a distribution license in China. The company operates 13 gas stations surrounding Xi'an city and expects to increase that number during 2011.

The company successfully doubled its biodiesel production capacity from 100,000 tons to 200,000 tons with the newly-constructed 50,000-ton biodiesel production facility in Tongchuan City, Shaanxi Province coming online. The facility began testing in the first quarter of 2011 and is expected to be operating at 25% - 30% capacity in the second quarter of 2011 and 70% capacity in the third quarter, ramping to a 100% utilization rate by the fourth quarter. For the full-year 2011, the new facility is expected to contribute approximately $21.6 million in revenue and $5.4 million in net income. At full production, this facility is expected to generate at least $9.0 million in net income at current prices.

On January 3, 2011, the company announced plans to expand its biodiesel production capacity by acquiring assets, including but not limited to infrastructure, land use rights to 15 acres of land, and storage tanks with 15,000 cubic meters of storage capacity in Lin Gao County, Hainan province, for approximately $9.0 million in cash. The company is performing due diligence, and expects to complete the acquisition by the end of the first quarter of 2011.

The company announced plans to build a 300,000-ton biodiesel plant at this facility and has revised its phase one expansion plan to construct a 200,000-ton production facility, from the previously announced 100,000-ton facility. The estimated construction cost of phase one is approximately $37 million and is expected to take eighteen months to complete, which would be  in the third quarter of 2012.

The company continues to invest in developing new biodiesel production technology to further increase the flexibility in feedstock application which it expects to reduce raw materials costs and improve margins.

"Throughout 2010, we witnessed broad-based growth in each of our three business segments, while bringing on new biodiesel capacity online. We are well positioned to capture further market share across our business segments during 2011, said Mr. Gao Xincheng, Chief Executive Officer of China Integrated Energy, Inc. “With our strong balance sheet and cash flow, we intend to augment organic growth with opportunistic acquisitions, such as the Tianrun biodiesel plant and the Hainan Lin Gao Chemical Co. With our products now being sold in 16 provinces and municipalities, we believe we will continue to gain market share by adding new customers and increasing volume to existing ones. With an insatiable appetite for energy to meet China’s domestic growth needs, we are well positioned to support our revenue, net income and working capital targets moving forward.”  Although additional working capital is required to support the growth of all three business segments, the company believes that it has adequate capital to support its current growth strategies.

Conference Call Information

The conference call will take place at 10:00 a.m. EST on Thursday, March 10, 2011. Interested participants should call 1-877-941-4778 when calling within the United States or 1-480-629-9763 when calling internationally (pass code 4418282).

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on this link: http://ir.stockpr.com/chinaintegratedenergyinc/conference-calls, or visiting http://www.chinaintegratedenergy.com , where the webcast can be accessed through March 17, 2011.

A playback will be available through March 17, 2011. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Utilize the pass code 4418282 for the replay.

About China Integrated Energy, Inc.

China Integrated Energy, Inc. is a leading non-state-owned integrated energy company in China engaged in three business segments: the production and sale of biodiesel, the wholesale distribution of finished oil and heavy oil products, and the operation of thirteen retail gas stations. The Company operates at 200,000-ton biodiesel production capacity with two plants located in Tongchuan City, Shaanxi Province and one plant in Chongqing City, China. The Company utilizes a distribution network covering 16 provinces and municipalities, established over the past 11 years, to distribute both heavy oil and finished oil, including gasoline, petro-diesel and biodiesel. For additional information on the Company please visit http://www.chinaintegratedenergy.com .

An online investor kit including a company presentation, press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.chinaintegratedenergy.com . To subscribe to future releases via e-mail alert, visit http://www.chinaintegratedenergy.com/alerts

Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. For example, statements about the future use of the proceeds are forward looking and subject to risks. China Integrated Energy, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q and 8-K, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company's filings with the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For more information, please contact:

China Integrated Energy, Inc.
Susan Zhou
Vice President, Investor Relations
Tel: +1-305-393-5536
Email: susan.zhou@cbeh.net.cn
Web: http://www.chinaintegratedenergy.com

HC International, Inc.
Ted Haberfield, Executive VP
Tel: +1-760-755-2716
Email: thaberfield@hcinternational.net
Web: http://www.hcinternational.net

CHINA INTEGRATED ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,2010	December 31,2009
ASSETS

Current assets
Cash and cash equivalents	$90,257,218	$62,415,443
Accounts receivable	6,329,446	3,099,587
Inventories	23,266,835	20,954,851
Prepayments to suppliers	39,648,018	34,544,100
Lease prepayments	3,787,878	2,835,097
Prepaid expenses and other current assets	3,280,433	7,541,991
Total current assets	166,569,828	131,391,069

Property, plant and equipment, net	34,590,509	7,561,907
Intangible asset, net	18,440,860	-
Land use right	12,609,242	-
Lease prepayments	28,523,075	24,620,685
Goodwill	3,738,220	-
Total assets	$264,471,734	163,573,661

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Short-term bank loans	$6,515,152	$4,395,025
Accounts payable	1,188,574	-
Income tax payable	320,183	-
Receipts in advance from customers	16,661,950	1,903,124
Accrued expenses and other payables	4,925,306	3,943,919
Total current liabilities	29,611,165	10,242,068
Deferred tax liabilities	4,422,813	-
Total liabilities	34,033,978	10,242,068

Stockholders’ equity
Series A Convertible preferred stock, $.001 par value (aggregate involuntary liquidation preference $10). Authorized 3,000,000 shares; issued and outstanding 989,000 shares as of December 31, 2010 and 1,000,000 shares as of December 31, 2009	989	1,000
Series B Convertible preferred stock, $.001 par value (aggregate involuntary liquidation preference $3.65). Authorized 7,000,000 shares; issued and outstanding 1,605,753 shares as of December 31, 2010 and 2,115,753 shares as of December 31, 2009	1,605	2,115
Common stock, $.0001 par value. Authorized 79,000,000 shares; issued and outstanding 36,049,807 shares as of December 31, 2010 and 33,269,091 shares as of December 31, 2009	3,605	3,326
Additional paid-in capital	94,658,021	75,858,994
Statutory reserves	4,920,114	4,920,114
Retained earnings	120,891,625	67,072,624
Accumulated other comprehensive income	9,961,797	5,473,420
Total stockholders’ equity	230,437,756	153,331,593
Commitments and contingencies
Total liabilities and stockholders’ equity	$264,471,734	$163,573,661

CHINA INTEGRATED ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years ended December 31,
	2010	2009

Sales	$438,682,654	$289,572,053

Cost of sales	375,498,931	248,101,339

Gross profit	63,183,723	41,470,714

Selling, general and administrative expenses	8,938,859	3,976,121

Income from operations	54,244,864	37,494,593

Other (expenses) income
Interest expense, net	(200,809)	(121,522)
Subsidy income	155,856	541,059
Other expense, net	(154,109)	(43,167)

Total other (expenses) income, net	(199,062)	376,370

Earnings before income tax expense	54,045,802	37,870,963

Income tax expense	226,801	-

Net income	53,819,001	37,870,963

Other comprehensive item:
Foreign currency translation adjustment, net of nil income tax	4,488,377	136,417

Total comprehensive income	$58,307,378	$38,007,380

Basic and diluted weighted average shares outstanding
Basic	33,702,792	28,230,461
Diluted	42,199,794	36,254,975

Earnings per share:
Basic	$1.60	$1.34
Diluted	$1.28	$1.04

CHINA INTEGRATED ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Convertible preferred stock		Common stock		Additional			Accumulated other	Total
	Shares	Amount	Shares	Amount	paid-in capital	Statutory reserves	Retained earnings	comprehensive income	Stockholders’ equity
		$		$	$	$	$	$	$

Balance as of January 1, 2009	3,465,753	3,465	27,169,091	2,716	44,434,250	4,920,114	29,201,661	5,337,003	83,899,209

Net income	-	-	-	-	-	-	37,870,963	-	37,870,963

Foreign currency translation adjustment, net of nil income tax	-	-	-	-	-	-	-	136,417	136,417
Series B Convertible preferred stock converted	(350,000)	(350)	350,000	35	315	-	-	-	-
Common stock issued for cash (net of issuance cost of $2,378,366) November 4, 2009	-	-	5,750,000	575	30,683,559	-	-	-	30,684,134
Stock-based compensation	-	-	-	-	740,870	-	-	-	740,870

Balance as of December 31, 2009	3,115,753	3,115	33,269,091	3,326	75,858,994	4,920,114	67,072,624	5,473,420	153,331,593

Net income	-	-	-	-	-	-	53,819,001	-	53,819,001

Foreign currency translation adjustment, net of nil income tax	-	-	-	-	-	-	-	4,488,377	4,488,377
Series A Convertible preferred stock converted	(11,000)	(11)	50,000	5	6	-	-	-	-
Series B Convertible preferred stock converted	(510,000)	(510)	510,000	51	459	-	-	-	-
Common stock issued in connection with options exercised	-	-	35,000	4	246,396	-	-	-	246,400
Common stock issued for cash (net of issuance cost of $1,035,694) December 29, 2010	-	-	2,185,716	219	12,781,675	-	-	-	12,781,894
Warrants issued in connection with Common stock December 29, 2010	-	-	-	-	1,482,424	-	-	-	1,482,424
Stock-based compensation	-	-	-	-	4,288,067	-	-	-	4,288,067

Balance as of December 31, 2010	2,594,753	2,594	36,049,807	3,605	94,658,021	4,920,114	120,891,625	9,961,797	230,437,756

CHINA INTEGRATED ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$53,819,001	$37,870,963
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of property, plant and equipment	241,031	155,866
Depreciation and amortization	1,638,069	1,145,538
Reversal of temporary differences	(6,056)	-
Stock-based compensation	4,288,067	740,870
Change in operating assets and liabilities, net of acquisitions in 2010:
Accounts receivable	(2,508,895)	5,071,574
Inventories	1,716,004	1,341,491
Prepayments to suppliers	(3,652,584)	(16,564,092)
Lease prepayments	(7,191,595)	(19,449,270)
Prepaid expenses and other current assets	(1,171,155)	(3,242,271)
Receipts in advance from customers	13,544,572	(2,681,291)
Accrued expenses and other payables	(2,535,640)	(28,380)

Net cash provided by operating activities	58,180,819	4,360,998

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(17,835,522)	(370,564)
Proceeds from disposal of property, plant and equipment	-	1,515,950
Payment for land use rights	(1,118,791)	-
Purchase of intangible assets	(2,854,075)	-
Payment for the acquisitions of subsidiaries, net of cash acquired	(27,094,666)	-

Net cash (used in)/provided by investing activities	(48,903,054)	1,145,386

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loans	6,458,978	4,394,252
Repayment of bank loans	(4,506,264)	(2,249,638)
Restricted cash released	-	919,351
Proceeds from issuance of common stock and warrants	15,300,012	33,062,500
Proceeds from exercise of options	246,400	-
Payment for common stock and warrants issuance costs	(1,035,694)	(2,378,366)

Net cash provided by financing activities	16,463,432	33,748,099

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	2,100,578	41,932

NET INCREASE IN CASH AND CASH EQUIVALENTS	27,841,775	39,296,415

Cash and cash equivalents at beginning of year	62,415,443	23,119,028

Cash and cash equivalents at end of year	$90,257,218	$62,415,443

Supplemental Cash flow data:
Interest paid	$270,258	$121,522
Non-cash activities:
Financing activities
Conversion of preferred stock to common stock	$61	$-
Transferring
Transferring from other receivables and prepaid rents to intangible assets	$7,994,143	$-